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                                                                       EXHIBIT 8



                                   May 9, 2000


Pennsylvania Real Estate Investment Trust
The Bellevue, 200 S. Broad St.
Philadelphia, Pennsylvania  19102

Ladies and Gentlemen:

         You have requested our opinion concerning certain federal income tax matters in connection with the preparation of a prospectus for Pennsylvania Real Estate Investment Trust, a Pennsylvania business trust (the "Trust"), with respect to the issuance of up to 400,000 shares of beneficial interest in the Trust pursuant to the Trust's 1999 Equity Incentive Plan.

         This opinion is based, in part, on various assumptions and the representations made by you as to factual matters set forth in the prospectus and in a letter delivered to us by you today. This opinion is also based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder and existing administrative and judicial interpretations thereof, all as they exist as of the date of this letter. All of the foregoing statutes, regulations and interpretations are subject to change, in some circumstances with retroactive effect. Any changes to the foregoing authorities might result in modifications of our opinions contained herein.

         Based on the foregoing, we are of the opinion that:

         1. For all years as to which the Trust's tax returns remain open for adjustment by the Internal Revenue Service, the Trust has been organized in conformity with the requirements for qualification as a "real estate investment trust" under the Code, and the Trust's method of operation, as described in the representations referred to above, has been such as to enable it to meet, and to continue to meet, the requirements for qualification and taxation as a "real estate investment trust" under the Code.

         2. The statements in the prospectus set forth under the caption "Federal Income Tax Considerations," to the extent such statements constitute matters of law, summaries of legal matters or legal conclusions, have been reviewed by us and are accurate in all material respects.

         We express no opinion with respect to the transactions described in the prospectus other than those expressly set forth herein. This opinion represents our best legal judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court.

         We hereby consent to the filing of this opinion with the Securities and Exchange Commission and to the references to our firm in the prospectus under the captions "Federal Income Tax Considerations" and "Legal Matters." In so consenting, we have not certified any part of the prospectus or any prospectus supplement and we do not admit that we otherwise come within the categories of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the Securities and Exchange Commission issued thereunder.

         Sylvan M. Cohen, founder, Chairman of the Board, and a principal shareholder of the Trust, is "of counsel" to this firm.

                                      Very truly yours,

                                      /s/ Drinker Biddle & Reath LLP
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                                      DRINKER BIDDLE & REATH LLP